Exhibit 99.1

Centerbridge Partners Completes Acquisition of MeridianLink

MeridianLink becomes private company and delists from NYSE

Silversmith Capital Partners makes minority investment in MeridianLink

IRVINE, Calif. – October 24, 2025 –Centerbridge Partners, L.P. (“Centerbridge”), a global investment firm with deep experience investing in financial services and technology, today announced the completion of its acquisition of MeridianLink, Inc. (“MeridianLink” or the “Company”), a leading provider of modern software platforms for financial institutions and consumer reporting agencies.  The transaction includes a minority investment from Silversmith Capital Partners to further growth and innovation.

With the completion of the transaction, MeridianLink shareholders will receive $20.00 in cash for each share of common stock they own. In connection with the completion of the transaction, MeridianLink common stock ceased trading and will be delisted from the New York Stock Exchange.

“MeridianLink has grown from a pioneer in digital lending to a market leader helping credit unions and community banks build and foster lasting relationships with consumers,” said Larry Katz, President and CEO of MeridianLink. “We are excited to accelerate our digital lending trajectory with Centerbridge and Silversmith. Together we will unlock the potential of our trusted, mission-critical, and scalable platform by accelerating automation, harnessing the power of AI and data, and improving customer experiences.”

“MeridianLink is uniquely positioned to meet the digital lending needs of financial institutions of all sizes through its leading end-to-end platform of innovative and trusted technology solutions,” said Jared Hendricks, Senior Managing Director, Centerbridge, and Ben Jaffe, Managing Director, Centerbridge. “We look forward to working with Larry and the MeridianLink team to support the Company’s next phase of innovation and growth as it continues to enhance the capabilities of its powerful platform, delivers even greater value to new and existing customers, and contributes to shaping a vibrant modern banking system.”

“At Silversmith, we’ve invested in technology providers to banks and credit unions for years, and we see significant opportunity in the space,” said Todd MacLean, Managing Partner of Silversmith Capital Partners. “What excites us most about MeridianLink is the opportunity to partner with Centerbridge in backing Larry and his team as they capitalize on their market leadership and push forward to expand the platform and drive continued innovation.”

Advisors

The Company’s lead financial advisor is Centerview Partners LLC and its legal advisor is Goodwin Procter LLP. J.P. Morgan Securities LLC also served as a financial advisor to MeridianLink. Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor to MeridianLink.

Goldman Sachs & Co. LLC is serving as financial advisor to Centerbridge, and Kirkland & Ellis is serving as its legal counsel. Kekst CNC is serving as strategic communications advisor to Centerbridge.

About MeridianLink

MeridianLink® empowers financial institutions and consumer reporting agencies to drive efficient growth. MeridianLink’s cloud-based digital lending, account opening, background screening, and data verification software solutions leverage shared intelligence from a unified data platform, MeridianLink® One, to enable customers of all sizes to identify growth opportunities, effectively scale up, and support compliance efforts, all while powering an enhanced experience for staff and consumers alike.

For more than 25 years, MeridianLink has prioritized the democratization of lending for consumers, businesses, and communities. Learn more at www.meridianlink.com.

About Centerbridge

Centerbridge Partners, L.P. is a private investment management firm employing a flexible approach across investment disciplines - Private Equity, Private Credit and Real Estate - in an effort to develop the most attractive opportunities for our investors. The Firm was founded in 2005 and, as of June 30, 2025, has approximately $43 billion in assets under management with offices in New York and London. Centerbridge is dedicated to partnering with world-class management teams across targeted industry sectors and geographies. For more information, please visit www.centerbridge.com and LinkedIn.

About Silversmith Capital Partners
Founded in 2015, Silversmith Capital Partners is a Boston-based growth equity firm with over $5 billion in capital under management. Silversmith seeks to partner with founders and entrepreneurs building enduring technology and healthcare businesses. The firm brings deep domain expertise, strategic perspective, and a long-term partnership approach to help management teams accelerate growth. The firm has served as the first institutional partner to some of the most dynamic and successful companies in its core verticals, including Appfire, Apryse, DistroKid, Iodine Software, and LifeStance Health. For more information visit www.silversmith.com.

Press Contact
Erica Bigley
(415) 710-9006
Erica.Bigley@Meridianlink.com

Or

Jeremy Fielding / Anntal Silver / Daniel Hoadley
Kekst CNC
CenterbridgePartners@kekstcnc.com

Investor Relations Contact
Nandan Amladi
(714) 332-6357
InvestorRelations@MeridianLink.com